Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Supervisory Board

Daimler AG:

We consent to the incorporation by reference in the registration statement (No. 333-123535, which includes Post-Effective Amendment No. 1 to Registration Statement No. 333-13160) on Form F-3 of Daimler North America Corporation and the registration statements on Form S-8 (Nos. 333-5074, 333-7082, 333-8998, 333-86934, 333-86936 and 333-134198) of Daimler AG of our reports dated February 24, 2009, with respect to the consolidated balance sheets of Daimler AG as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008 which reports appear in Daimler AG’s 2008 Annual Report on Form 20-F.

KPMG AG Wirtschaftsprüfungsgesellschaft

Stuttgart, Germany
February 24, 2009